Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of November 15, 2024 (the “Effective Date”), by and between SINTX Technologies, Inc. (together with its successors and assigns, the “Company”), and Gregg R. Honigblum (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as the Company’s Chief Strategy Officer.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.	Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end on the six (6) month anniversary thereof (the “Initial Term”), subject to automatic renewal of the Term for additional six-month periods unless either the Company or Executive gives the other party written notice of intent not to renew the Term not less than thirty (30) days before the date on which the Term otherwise would automatically renew. Notwithstanding the foregoing, the Term may be terminated earlier in accordance with Section 5.

2.	Position, Duties and Responsibilities, Location, and Commuting.

(a)	Position and Duties. During the Term, the Company shall employ Executive as Chief Strategy Officer. Executive shall report directly to the Company’s Chief Executive Officer (the “CEO”). Executive shall perform on behalf of the Company the primary role and responsibilities as set forth on Addendum A to this Agreement.

(b)	Exclusive Services and Efforts. Executive agrees to devote his or her efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his or her position and, except as set forth herein, agrees to devote all of his or her professional time and attention to the business and affairs of the Company.

(c)	Compliance with Company Policies. Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics. Executive’s violation of the terms of such documents shall be considered a breach of the terms of this Agreement.

(d)	Location of Employment. Executive’s principal office, and principal place of employment, shall be in Austin, Texas; provided that Executive may be required under business circumstances to travel outside of such location in connection with performing his or her duties under this Agreement.

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3.	Compensation.

(a)	Base Salary. During the Term, the Company shall pay to Executive a six-month salary of $137,500 (“Base Salary”) payable in accordance with the Company’s regularly scheduled payroll. The Compensation Committee of the Board (the “Committee”) may increase or decrease the Base Salary, in its sole discretion, taking into account Company and individual performance objectives.

(b)	Annual Cash Bonus. During the Term, Executive shall be eligible to receive an annual cash bonus, on terms and conditions as determined by the Committee in its sole discretion considering Company and individual performance objectives.

(c)	Long-Term Incentive Award. During the Term, Executive shall be eligible to participate in the Company’s Equity Incentive Plan or any successor plan thereto, on terms and conditions as determined by the Committee in its sole discretion taking into account Company and individual performance objectives.

4.	Employee Benefits and Perquisites.

(a)	Benefits. Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of the Company, subject to Executive’s satisfaction of all applicable eligibility conditions of such plans, programs, and arrangements. Nothing herein shall be construed to limit the Company’s ability to amend or terminate any employee benefit plan or program in its sole discretion.

(b)	Fringe Benefits, Perquisites, and Paid Time Off. During the Term, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other employees of the Company, subject to Executive’s satisfaction of all applicable eligibility conditions to receive such fringe benefits and perquisites. In addition, Executive shall be eligible for up to twenty (20) days of paid time off (“PTO”) per calendar year in accordance with the Company’s vacation and PTO policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as PTO days for employees of the Company generally accrue.

(c)	Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable pre-approved business and travel expenses incurred in the performance of his or her job duties, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with and subject to the expense reimbursement policy of the Company.

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5.	Termination.

(a)	General. The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his or her employment for any reason or no reason, in either case subject only to the terms of this Agreement; provided, however, that Executive is required to provide to the Company at least forty-five (45) days’ written notice of intent to terminate employment for any reason unless the Company specifies an earlier date of termination. Upon termination of Executive’s employment, Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or benefits from the Company.

For purposes of this Agreement, the following terms have the following meanings:

(i)	“Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date, and any annual cash bonus earned but unpaid with respect to the year preceding the year in which the Termination Date occurs, payable in accordance with Section 3(b); (ii) reimbursement for any unreimbursed pre- approved reasonable business expenses incurred through the Termination Date; (iii) accrued but unused PTO days; and (iv) all other payments, benefits, or fringe benefits to which Executive shall be entitled as of the Termination Date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

(ii)	“Cause” shall mean: (i) a breach by Executive of his or her fiduciary duties to the Company; (ii) Executive’s breach of this Agreement, which, if curable, remains uncured or continues after ten days’ notice by the Company thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by Executive; (v) Executive’s material negligence or dereliction in the performance of, or failure to perform Executive’s duties of employment with the Company, which remains uncured or continues after ten days’ notice by the Company thereof; (vi) Executive’s refusal or failure to carry out a lawful directive of any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of Executive’s responsibilities; or (vii) any conduct, action or behavior by Executive that is, or is reasonably expected to be, materially damaging to the Company, whether to the business interests, finance or reputation. In addition, Executive’s employment shall be deemed to have terminated for Cause if, on the date Executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

(iii)	“Good Reason” shall mean a material breach by the Company of its obligations under this Agreement, upon which Executive notifies the Board in writing of such material breach within seven (7) days of such occurrence and such material breach shall have not been cured within seven (7) days after the Board’s receipt of written notice thereof from Executive. Executive’s resignation will not be treated as being for Good Reason unless Executive’s resignation occurs during the one (1) month period following the end of the cure period.

(iv)	“Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement.

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6.	Termination Without Cause or Termination by Executive for Good Reason. In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Accrued Benefits. In addition, commencing on the first payroll date following the Termination Date, the Company shall continue to pay Executive his or her Base Salary, in accordance with customary payroll practices and subject to applicable withholding and payroll taxes (the “Severance Payments”), for the longer of three (3) months or the remainder of the Initial Term (the “Severance Period”); provided, however, that the Severance Payments shall be conditioned upon the execution, non-revocation, and delivery of a general release of claims by Executive, in a form reasonably satisfactory to the Company. In the event that Executive fails to timely execute and deliver such a release, the Company shall have no obligation to pay Severance Payments under this Agreement.

(a)	All Other Terminations. In the event that Executive’s employment hereunder is terminated by the Company for Cause, by Executive without Good Reason, or due to Executive’s death or disability, Executive shall be entitled to receive the Accrued Benefits only.

7.	Other Tax Matters.

(a)	Withholding. The Company shall withhold all applicable federal, state, and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

(b)	Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date,” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A- 1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. This Agreement may be amended without requiring Executive’s consent to the extent necessary (including retroactively) by the Company in order to preserve compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Executive’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Section 409A.

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(c)	Separation from Service. After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

(d)	Reimbursements. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

(e)	Parachute Payments. If any payment, benefit, or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would (as determined by the Company) subject Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar less than the amount which would cause the Parachute Payments to be subject to the Excise Tax. The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating any other Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating all other Parachute Payments that do constitute deferred compensation within the meaning of Section 409A, beginning with those payments last to be paid, subject to and in accordance with all applicable requirements of Section 409A.

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8.	Non-Compete, Non-Solicitation. Executive shall enter into Company’s standard Confidentiality, Intellectual Property and Non-Solicitation Agreement.

9.	Assurances by Executive. Executive represents and warrants to the Company that he or she may enter into and fully perform all of his or her obligations under this Agreement and as an employee of the Company without breaching, violating, or conflicting with (i) any judgment, order, writ, decree, or injunction of any court, arbitrator, government agency, or other tribunal that applies to Executive or (ii) any agreement, contract, obligation, or understanding to which Executive is a party or may be bound.

10.	Termination or Repayment of Severance Payments. In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Executive violates any provision of this Agreement, any obligation of the Company to pay Severance Payments shall be terminated and of no further force or effect, and Executive shall promptly repay to the Company any Severance Payments previously made to Executive, in each case, without limiting or affecting Executive’s obligations under this Agreement the Company’s other rights and remedies available at law or equity.

11.	Publicity. During the Term and for a three-month period thereafter, Executive hereby irrevocably consents to any and all uses and displays of the Executive’s name, voice, likeness, image, appearance, and biographical information by the Company and its agents, representatives, and licensees for legitimate commercial or business purposes of the Company.

12.	Notices. Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his or her address set forth following his or her signature below. Either party may change such address from time to time by notice to the other.

13.	Governing Law; Arbitration. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Utah, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied; provided, however, that, to the fullest extent permitted by applicable law, any dispute, controversy or claim arising out of or related to this Agreement shall be submitted to and decided by binding arbitration, located in Salt Lake City, UT and administered and conducted pursuant to the applicable rules and procedures of the American Arbitration Association as well as any requirements imposed by applicable law. The parties hereby agree to accept the arbitrator’s award as final and binding upon them.

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14.	Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

15.	Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

16.	Assignment. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. The obligations of Executive hereunder shall be binding upon Executive’s heirs, administrators, executors, assigns, and other legal representatives. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

17.	Voluntary Execution; Representations. Executive acknowledges that (a) he or she has consulted with or has had the opportunity to consult with independent counsel of his or her own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he or she has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his or her own judgment and without duress.

18.	Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19.	Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

20.	Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his or her incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his or her beneficiary, estate, or other legal representative.
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21.	Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

22.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

23.	Right of Set Off. In the event of a breach by Executive of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten days prior written notice to Executive, to set off and apply any and all amounts at any time held by the Company on behalf of Executive and all indebtedness at any time owing by the Company to Executive against any and all of the obligations of Executive now or hereafter existing.

24.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

25.	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

SINTX TECHNOLOGIES, INC.

By:
Eric K. Olson, Chief Executive Officer

Date:	November 15, 2024

EXECUTIVE:

By:
Gregg Honigblum

Date:	November 15, 2024

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Addendum A

Chief Strategy Officer Primary Role and Responsibilities

1. Capital Raising and Financial Strategy

●	Close on $10 million-dollar Private Investment for Public Entity (PIPE) on or before March 31st, 2025. Subscription Agreements totaling five million dollars ($5,000,000) will be executed on or before January 31, 2025, and the final tranche of five million dollars ($5,000,000) to be completed on or before March 31, 2025.
●	Develop and implement strategies for securing financing, including debt and equity raises, private placements, public offerings, and other financing structures.
●	Cultivate and maintain relationships with investment banks, venture capital firms, private equity groups, institutional investors, and high-net-worth individuals to ensure ongoing capital access.
●	Lead the process of financial structuring, negotiation, and execution of financing agreements.
●	Assess and execute potential M&A opportunities, joint ventures, and partnerships to drive growth.

2. Investor Relations and Communication

●	Serve as the primary point of contact for current and potential investors, ensuring clear and consistent communication about the company’s financial performance, strategy, and vision.
●	Create, implement, and oversee investor relations programs to enhance the company’s reputation and attract new investors.
●	Draft and manage earnings releases, investor presentations, shareholder letters, and financial reports.
●	Organize and lead investor meetings, roadshows, conferences, and quarterly earnings calls, addressing investor inquiries and concerns.
●	Develop an in-depth understanding of investor expectations and market perceptions, relaying feedback to the executive team.

3. Financial Analysis and Market Insights

●	Conduct financial analysis and modeling to support strategic initiatives, capital-raising activities, and valuation assessments.
●	Monitor and analyze the company’s financial performance relative to industry benchmarks, peer companies, and market trends.
●	Provide insights and recommendations to the executive team on market conditions, industry developments, and investor sentiment.
●	Evaluate and manage the impact of capital structure decisions on shareholder value and company liquidity.

4. Compliance and Regulatory Reporting

●	Ensure all investor communications and disclosures are compliant with regulatory requirements, including SEC filings (10-K, 10-Q, 8-K), and adhere to the standards of the NYSE, NASDAQ, or other relevant exchanges.
●	Coordinate with legal and finance teams to maintain compliance with securities laws and regulations.
●	Oversee preparation and filing of required documentation related to financing activities, shareholder communications, and public disclosures.
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5. Corporate Branding and Public Relations

●	Collaborate with executive team to align messaging and branding for a cohesive corporate image.
●	Develop strategies to enhance the company’s visibility in the financial community, ensuring messaging is consistent and favorable.
●	Act as a spokesperson for the company on capital-raising efforts and investor relations matters, representing the company at financial conferences, industry events, and media engagements.

6. Stakeholder Relationship Management

●	Build and manage relationships with analysts, institutional investors, rating agencies, and industry research firms to support the company’s valuation and investment appeal.
●	Prepare executive and board members for investor interactions, ensuring alignment and consistency in messaging.
●	Develop and implement strategies to foster long-term investor relationships, including outreach to retail shareholders and international investors.

7. Strategic Financial Planning and Budgeting

●	Support the CEO and executive team in developing long-term financial plans, budgets, and capital allocation strategies.
●	Provide input on financial forecasting, resource allocation, and cost management in alignment with capital-raising goals and investor expectations.
●	Track and report on performance metrics related to capital-raising activities and investor relations, ensuring transparency with internal stakeholders.

8. Risk Management and Mitigation

●	Identify and mitigate financial and reputational risks related to investor relations and capital-raising activities.
●	Monitor potential risks in financial markets that could impact the company’s ability to raise capital or influence investor sentiment.
●	Coordinate with legal and compliance teams to manage risks associated with disclosures, shareholder communications, and market volatility.

9. Board and Executive Collaboration

●	Work closely with the CEO, CFO, and other executive team members to align investor relations and capital-raising activities with overall corporate strategy.
●	Provide regular updates to the board of directors on investor relations, capital structure, and market feedback.
●	Support board committees related to finance, audit, and governance with insights and data related to investor engagement and capital markets.

10. Leadership and Team Development

●	Lead and mentor a team of investor relations and capital markets professionals, if applicable, ensuring they have the skills and resources to meet departmental goals.
●	Foster a culture of accountability, transparency, and responsiveness within the investor relations team.
●	Identify and implement best practices for investor relations and capital-raising, continuously improving strategies and processes.

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